McGRAW HILL FINANCIAL REPORTS

4th QUARTER AND FULL-YEAR 2013 RESULTS

The Company Achieved Record Revenue from Continuing Operations in 2013

4th Quarter and Full-Year Revenue Increased 2% and 10%, Respectively

Diluted EPS from Continuing Operations Decreased 6% to $0.62 in the 4th Quarter and Increased 22% to $2.90 for the Full Year

Adjusted Diluted EPS from Continuing Operations Increased 12% to $0.81 in the 4th Quarter and 21% to a Record of $3.33 for the Full Year

Introduced 2014 Adjusted Diluted EPS Guidance of $3.75 to $3.85, an Increase of 13% to 16%

New York, NY, February 4, 2014 – McGraw Hill Financial, Inc. (NYSE: MHFI) today reported fourth quarter and full-year 2013 results. The Company reported fourth quarter 2013 revenue of $1.25 billion, an increase of 2% compared to the same period last year. Net income and diluted earnings per share from continuing operations were $173 million and $0.62, respectively. For the full year, revenue increased 10% to $4.88 billion and net income and diluted earnings per share from continuing operations were $812 million and $2.90, respectively.

Excluding the impact of one-time costs related to restructuring, the pending sale of a data center, and lease terminations as the Company consolidates office space, adjusted net income from continuing operations for the quarter increased 9% to $223 million, and adjusted diluted earnings per share from continuing operations increased 12% to $0.81. For the full year, adjusted net income from continuing operations increased 19% to $931 million and adjusted diluted earnings per share from continuing operations increased 21% to $3.33.

“2013 has been a momentous year for the Company as we transformed McGraw Hill Financial into a more profitable, more growth-oriented company. These actions drove the record results delivered today with 10% revenue growth and 21% adjusted diluted EPS from continuing operations growth,” said Douglas L. Peterson, president and chief executive officer of McGraw Hill Financial. He continued, “My focus will be on enhancing our customers' experience, thoughtfully broadening our presence in international markets, and delivering strong financial performance based both upon revenue growth and cost control."

The Outlook: “We are introducing 2014 revenue guidance of mid single-digit growth and adjusted diluted EPS guidance of $3.75 to $3.85 – essentially targeting mid-teen EPS growth. In addition, our free cash flow guidance for 2014 is approximately $1 billion. During the fourth quarter, we continued to evaluate our cost structure, particularly in light of recent divestitures, and identified several new cost savings opportunities. We began addressing some of these during the fourth quarter by reducing our real estate footprint, particularly in New York City, and streamlining various management structures.”

Standard & Poor’s Ratings Services: Fourth quarter revenue was the second highest of 2013. However, facing the most difficult comparison of the year, fourth quarter 2013 revenue decreased 2% to $574 million and operating profit decreased 10% to $221 million. Adjusted operating profit decreased 9% to $231 million. The adjusted operating profit margin decreased to 40.2% in the quarter.

2013 revenue increased 12% to $2.27 billion. Operating profit increased 18% to $1.0 billion. Adjusted operating profit increased 15% to $993 million compared to 2012. For the second straight year, adjusted operating profit margin increased, rising 120 basis points to 43.7%.

Transaction revenue decreased 12% to $257 million during the quarter primarily due to lower U.S. corporate issuance, particularly high yield.

U.S. corporate and public issuance were down 18% and 19%, respectively, driven by the government shutdown, interest rate volatility, and economic uncertainty. U.S. structured issuance was flat with strength in commercial mortgage-backed securities offset by weak residential mortgage-backed securities and collateralized debt obligations (predominately collateralized loan obligations).

European corporate issuance was flat with a 9% decrease in investment-grade issuance offset by a 71% increase in high-yield issuance. Improved economic conditions drove a 25% increase in European structured issuance.

Non-transaction revenue increased 8% in the fourth quarter and represented 55% of Standard & Poor’s Ratings’ total revenue compared to 50% for the same period last year. Non-transaction growth was driven primarily by increased entity credit rating activity, particularly in Europe.

International revenue increased 8% and represented 50% of Standard & Poor’s Ratings’ total fourth quarter revenue. This is the highest percentage of international revenue since 4Q 2008.

S&P Capital IQ: Revenue increased 4% to $301 million in the fourth quarter of 2013. Excluding ongoing portfolio rationalization, organic growth accounted for 5%. Quarterly operating profit decreased 5% to $46 million. Adjusted operating profit increased 1% to $54 million.

Full-year 2013 revenue increased 4% to $1.17 billion. Operating profit increased 1% to $211 million. Adjusted operating profit decreased 2% to $224 million.

In the fourth quarter, Desktop Solutions, Enterprise Solutions, and Ratings IP all delivered mid single-digit revenue growth while Proprietary Research revenue declined mid single-digit.

During the fourth quarter, and throughout the year, S&P Capital IQ has been building new products and adding new data sets. The first sale of its new Portfolio Risk Analytics product recently took place with a five-year agreement.

S&P Dow Jones Indices: Revenue increased 18% to $130 million in the fourth quarter of 2013. Quarterly operating profit decreased 21% to $50 million. Adjusted operating profit attributable to the Company decreased 26% to $37 million. Operating profit decreased due to a $26 million non-cash impairment charge associated with an intangible asset acquired through the formation of our S&P Dow Jones Indices LLC joint venture.

2013 revenue increased 27% to $493 million. 2013 organic revenue, which excludes the Dow Jones Indexes for the first half of 2013, increased 12% to $435 million. Operating profit increased 31% to $278 million. Adjusted operating profit attributable to the Company increased 4% to $205 million.

The primary driver of revenue growth was the growth in assets under management (AUM) in exchange-traded funds based on S&P Dow Jones Indices. AUM increased 43% to $668 billion at the end of the fourth quarter compared with the end of 2012, with almost half of this increase as the result of inflows. In addition, licensing revenue from derivative trading increased primarily due to SPX and VIX trading volumes, which increased 11% and 19%, respectively.

Late in the fourth quarter of 2013, we made the final payment to acquire the intellectual property for the S&P GSCI® enabling the Company to eliminate applicable royalty obligations going forward.

Commodities & Commercial Markets: Revenue increased 2% to $264 million and operating profit increased 41% to $76 million in the fourth quarter of 2013. Adjusted operating profit also increased by 41% to $84 million in the fourth quarter, compared to the same period last year.

For 2013, revenue increased 4% to $1.01 billion. Operating profit increased 25% to $311 million. Adjusted operating profit increased by 19% to $310 million.

Platts capped another strong year with 10% revenue growth to $141 million for the fourth quarter. During the quarter, Metals & Agriculture and Petrochemicals product subscription growth overtook Petroleum as the primary drivers of double-digit growth. For the full-year 2013, Platts' revenue grew 13% to a record $550 million.

Commercial Markets’ revenue decreased 6% for the quarter. Excluding the sale of Aviation Week, organic revenue grew 4% for the quarter. J.D. Power delivered its second consecutive year of record revenue; however, this was partially offset by a modest decline at Construction.

Unallocated Expense: Unallocated expense includes corporate functions and centrally-managed costs. Adjusted unallocated expense decreased 7% to $58 million in the fourth quarter. Full-year 2013 adjusted unallocated expense increased $1 million to $203 million.

Adjustments to Continuing Operations: During the fourth quarter, there were $77 million of one-time charges primarily associated with three items:

- $36 million non-cash impairment charge related to the pending sale of a data center

- $28 million restructuring charge associated with streamlining the Company's management structure and shutting down a small unprofitable business

- $13 million charge primarily related to terminating various leases as the Company reduced its real estate footprint

Return of Capital: During 2013, share repurchases totaled approximately $1 billion with a volume weighted average price of $58.52 per share. In addition, regular quarterly dividends totaled approximately $300 million bringing the total return of capital to $1.3 billion. On January 29, the Board of Directors increased the regular quarterly dividend by 7.1%. This action marks the Company’s forty first year of annual dividend increases and demonstrates McGraw Hill Financial’s long-term commitment to deploying capital to build total shareholder return. Having completed its existing authorization, in December 2013 the Company announced a new 50 million share buyback authorization. In 2014, the Company anticipates continuing its share repurchase program, subject to market conditions.

Balance Sheet and Cash Flow: Cash and short-term investments at the end of the fourth quarter were $1.56 billion, up from $761 million at the end of 2012. For the full year, free cash flow from continuing operations was $624 million, a decrease of $2 million from the same period in 2012.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted diluted earnings per share, adjusted diluted earnings per share from continuing operations, adjusted net income, adjusted operating profit, adjusted unallocated expense and free cash flow are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5 and 8.

Investor Day Scheduled for March 18, 2014: McGraw Hill Financial will host an Investor Day on March 18, 2014 in New York City. Douglas Peterson, president and chief executive officer, and other members of senior management will provide greater insight into the new McGraw Hill Financial. Discussions may include forward-looking information. The event is by invitation only to attend in person. The Company will video Webcast all the presentations and will make them available, live and in replay, for all interested parties at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5094779.

4Q 2013 Earnings Conference Call/Webcast Details: The Company’s senior management will review the fourth quarter earnings results on a conference call scheduled for this morning, February 4, 2014, at 8:30 a.m. Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.mhfi.com.

The Webcast of the 4Q 2013 earnings call will be available live and in replay at http://investor.mhfi.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=5082927. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is “MHFI” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until March 4, 2014. Domestic participants may call (800) 945-2458; international participants may call +1 (203) 369-3946 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy; the successful marketing of competitive products; and the effect of competitive products and pricing.

About McGraw Hill Financial: McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, Platts, CRISIL, J.D. Power and McGraw Hill Construction. The Company has approximately 17,000 employees in 27 countries. Additional information is available at www.mhfi.com

Investor Relations: http://investor.mhfi.com

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Release issued: February 4, 2014

* * *

Contact:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip.merritt@mhfi.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason.feuchtwanger@mhfi.com

Exhibit 1

McGraw Hill Financial

Condensed Consolidated Statements of Income

Periods ended December 31, 2013 and 2012

(dollars in millions, except per share data)

(unaudited)	Three Months			Twelve Months
	2013	2012	% Change	2013	2012	% Change

Revenue	$1,250	$1,226	2%	$4,875	$4,450	10%
Expenses	930	931	—%	3,458	3,291	5%
Other loss (income)	36	(52)	N/M	12	(52)	N/M
Operating profit	284	347	(18)%	1,405	1,211	16%
Interest expense, net	14	18	(22)%	59	81	(26)%
Income from continuing operations before taxes on income	270	329	(18)%	1,346	1,130	19%
Provision for taxes on income	80	118	(33)%	443	404	9%
Income from continuing operations	190	211	(10)%	903	726	24%
(Loss) from discontinued operations	(2)	(404)	(99)%	(26)	(234)	(89)%
Gain on sale of discontinued operations	—	—	—%	589	—	N/M
Discontinued operations, net of tax	(2)	(404)	(99)%	563	(234)	N/M
Net income (loss)	188	(193)	N/M	1,466	492	N/M
Less: net income attributable to noncontrolling interests - continuing	(17)	(21)	(21)%	(91)	(50)	81%
Less: net (income) loss attributable to noncontrolling interests - discontinued	—	(2)	N/M	1	(5)	N/M
Net income (loss) attributable to McGraw Hill Financial, Inc.	$171	$(216)	N/M	$1,376	$437	N/M

Amounts attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations	$173	$190	(9)%	$812	$676	20%
(Loss) income from discontinued operations	(2)	(406)	(99)%	564	(239)	N/M
Net income (loss)	$171	$(216)	N/M	$1,376	$437	N/M

Earnings per share attributable to McGraw Hill Financial, Inc. common shareholders:
Income from continuing operations:
Basic	$0.64	$0.68	(6)%	$2.96	$2.43	22%
Diluted	$0.62	$0.67	(6)%	$2.90	$2.37	22%
Income from discontinued operations:
Basic	$(0.01)	$(1.46)	(99)%	$2.05	$(0.86)	N/M
Diluted	$(0.01)	$(1.43)	(99)%	$2.01	$(0.84)	N/M
Net income:
Basic	$0.63	$(0.78)	N/M	$5.01	$1.57	N/M
Diluted	$0.62	$(0.76)	N/M	$4.91	$1.53	N/M

Weighted-average number of common shares outstanding:
Basic	270.4	277.9		274.5	278.6
Diluted	278.0	284.7		279.8	284.6

N/M - not meaningful

Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.

Exhibit 2

McGraw Hill Financial

Condensed Consolidated Balance Sheets

December 31, 2013 and 2012

(dollars in millions)

(unaudited)	2013	2012

Assets:
Cash and short-term investments	$1,560	$761
Other current assets	1,315	1,198
Assets held for sale (a)	61	1,940
Total current assets	2,936	3,899
Property and equipment, net	249	368
Goodwill and other intangible assets, net	2,445	2,519
Asset for pension benefits	261	98
Other non-current assets	170	168
Total assets	$6,061	$7,052

Liabilities and Equity:
Short-term debt	—	457
Unearned revenue	1,309	1,229
Other current liabilities	1,063	1,317
Liabilities held for sale (a)	—	664
Long-term debt	799	799
Pension, other postretirement benefits and other non-current liabilities	736	936
Total liabilities	3,907	5,402
Redeemable noncontrolling interest	810	810
Total equity	1,344	840
Total liabilities and equity	$6,061	$7,052

(a)	Includes one of our data centers as of December 31, 2013 and McGraw-Hill Education as of December 31, 2012.

Exhibit 3

McGraw Hill Financial

Condensed Consolidated Statements of Cash Flows

Years ended December 31, 2013 and 2012

(dollars in millions)

(unaudited)	2013	2012

Operating Activities:
Net income from continuing operations	$903	$726
Adjustments to reconcile income from continuing operations to cash provided by operating activities from continuing operations:
Depreciation (including amortization of technology projects)	86	93
Amortization of intangibles	51	48
Stock-based compensation	99	93
Other	177	101
Net changes in operating assets and liabilities	(500)	(314)
Cash provided by operating activities from continuing operations	816	747

Investing Activities:
Capital expenditures	(117)	(97)
Acquisitions, net of cash acquired	(47)	(177)
Proceeds from dispositions	51	—
Changes in short-term investments	(17)	27
Cash used for investing activities from continuing operations	(130)	(247)

Financing Activities:
Additions to short-term debt, net	(457)	457
Payments of senior notes	—	(400)
Dividends paid to shareholders	(308)	(984)
Dividends and other payments paid to noncontrolling interests	(75)	(24)
Purchase of CRISIL shares	(214)	—
Repurchase of treasury shares	(978)	(295)
Exercise of stock options and other	289	341
Cash used for financing activities from continuing operations	(1,743)	(905)
Effect of exchange rate changes on cash from continuing operations	(1)	5
Cash used for continuing operations	(1,058)	(400)
Cash provided by discontinued operations	1,840	325
Net change in cash and equivalents	782	(75)
Cash and equivalents at beginning of year	760	835
Cash and equivalents at end of year	$1,542	$760

Exhibit 4

McGraw Hill Financial

Operating Results by Segment

Periods ended December 31, 2013 and 2012

(dollars in millions)

(unaudited)	Three Months			Twelve Months

	Revenue			Revenue
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$574	$584	(2)%	$2,274	$2,034	12%
S&P Capital IQ	301	290	4%	1,170	1,124	4%
S&P Dow Jones Indices	130	110	18%	493	388	27%
Commodities & Commercial Markets	264	260	2%	1,014	973	4%
Intersegment Elimination	(19)	(18)	(10)%	(76)	(69)	(11)%
Total revenue	$1,250	$1,226	2%	$4,875	$4,450	10%

	Segment Expenses			Segment Expenses
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$353	$338	4%	$1,274	$1,185	8%
S&P Capital IQ	255	242	5%	959	916	5%
S&P Dow Jones Indices	80	46	70%	215	176	22%
Commodities & Commercial Markets	188	206	(9)%	703	725	(3)%
Intersegment Elimination	(19)	(18)	(10)%	(76)	(69)	(11)%
Total segment expenses	$857	$814	5%	$3,075	$2,933	5%

	Operating Profit			Operating Profit
	2013	2012	% Change	2013	2012	% Change

S&P Ratings	$221	$246	(10)%	$1,000	$849	18%
S&P Capital IQ	46	48	(5)%	211	208	1%
S&P Dow Jones Indices	50	64	(21)%	278	212	31%
Commodities & Commercial Markets	76	54	41%	311	248	25%
Total operating segments	393	412	(5)%	1,800	1,517	19%
Unallocated expense	(109)	(65)	68%	(395)	(306)	29%
Total operating profit	$284	$347	(18)%	$1,405	$1,211	16%

Exhibit 5

McGraw Hill Financial

Operating Results by Segment - Reported vs. Performance

Periods ended December 31, 2013 and 2012

(dollars in millions)

(unaudited)	2013				2012				% Change
	Reported	Non-GAAP Adjustments		Performance	Reported	Non-GAAP Adjustments		Performance	Reported	Performance

	Three Months
S&P Ratings	$221	$10	a	$231	$246	$8	b	$254	(10)%	(9)%
S&P Capital IQ	46	8	a	54	48	5	b	53	(5)%	1%
S&P Dow Jones Indices	50	—	a	50	64	3	b	67	(21)%	(24)%
Commodities & Commercial Markets	76	8	a	84	54	6	b	59	41%	41%
Segment operating profit	393	26		419	412	22		433	(5)%	(3)%
Unallocated expense	(109)	51	c	(58)	(65)	3	c	(62)	68%	(7)%
Operating profit	284	77		361	347	25		371	(18)%	(3)%
Interest expense, net	14	—		14	18	—		18	(22)%	(22)%
Income before taxes on income	270	77		347	329	25		353	(18)%	(2)%
Provision for taxes on income	80	27		107	118	9		126	(32)%	(16)%
Income from continuing operations	190	50		240	211	16		227	(10)%	6%
Income from discontinued operations	(2)	2		—	(404)	404		—	(99)%	—%
Net income	188	52		240	(193)	420		227	N/M	6%
Less: NCI net income - continuing	(17)	—		(17)	(21)	(1)		(22)	(21)%	(24)%
Less: NCI net income - discontinued	—	—		—	(2)	2		—	N/M	—%
Net income - continuing	$173	$50		$223	$190	$15		$205	(9)%	9%
Net income - discontinued	$(2)	$2		$—	$(406)	$406		$—	(99)%	—%
Net income attributable to MHFI	$171	$52		$223	$(216)	$421		$205	N/M	9%

Diluted EPS - continuing	$0.62	$0.18		$0.81	$0.67	$0.05		$0.72	(6)%	12%
Diluted EPS - total	$0.62	$0.19		$0.81	$(0.76)	$1.48		$0.72	N/M	12%

	Twelve Months
S&P Ratings	$1,000	$(6)	a	$993	$849	$16	b	$865	18%	15%
S&P Capital IQ	211	12	a	224	208	20	b	228	1%	(2)%
S&P Dow Jones Indices	278	—	a	278	212	22	b	234	31%	19%
Commodities & Commercial Markets	311	(1)	a	310	248	12	b	260	25%	19%
Segment operating profit	1,800	5		1,805	1,517	70		1,587	19%	14%
Unallocated expense	(395)	192	c	(203)	(306)	104	c	(202)	29%	—%
Operating profit	1,405	197		1,602	1,211	174		1,385	16%	16%
Interest expense, net	59	—		59	81	—		81	(26)%	(26)%
Income before taxes on income	1,346	197		1,543	1,130	174		1,304	19%	18%
Provision for taxes on income	443	82		525	404	65		469	9%	12%
Income from continuing operations	903	115		1,018	726	109		835	24%	22%
Income from discontinued operations	563	(563)		—	(234)	234		—	N/M	—%
Net income	1,466	(448)		1,018	492	343		835	N/M	22%
Less: NCI net income - continuing	(91)	4		(87)	(50)	(2)		(52)	81%	67%
Less: NCI net income - discontinued	1	(1)		—	(5)	5		—	N/M	—%
Net income - continuing	$812	$119		$931	$676	$107		$783	20%	19%
Net income - discontinued	$564	$(564)		$—	$(239)	$239		$—	N/M	—%
Net income attributable to MHFI	$1,376	$(445)		$931	$437	$346		$783	N/M	19%

Diluted EPS - continuing	$2.90	$0.43		$3.33	$2.37	$0.38		$2.75	22%	21%
Diluted EPS - total	$4.91	$(1.59)		$3.33	$1.53	$1.22		$2.75	N/M	21%

N/M - not meaningful

Note - Totals presented may not sum across due to rounding.

(a)	The three months includes restructuring charges across the segments and, additionally, the twelve months primarily includes a gain on the sale of an equity investment held by CRISIL at S&P Ratings; a loss on the sale of Financial Communications at S&P Capital IQ; and a gain on the sale of Aviation Week at Commodities & Commercial Markets.

(b)	Includes restructuring charges and S&P Dow Jones Indices also includes transaction costs associated with our S&P Dow Jones LLC joint venture.

(c)	Includes Growth and Value Plan related costs necessary to enable the separation of MHE and reduce our cost structure, which primarily includes professional fees, restructuring charges and other non-recurring costs. 2013 also includes pre-tax legal settlements of approximately $77 million, a $36 million non-cash impairment charge related to the pending sale of a data center and $13 million related to terminating various leases as we reduce our real estate portfolio. 2012 also includes a charge related to our lease commitments and $52 million related to a vacation accrual reversal.

Exhibit 6

McGraw Hill Financial

Subscription / Non-Transaction vs. Non-Subscription / Transaction Revenue

Periods ended December 31, 2013 and 2012

(dollars in millions)

(unaudited)	Subscription / Non-Transaction			Non-Subscription / Transaction
	2013	2012	% Change	2013	2012	% Change

	Three Months
S&P Ratings (a)	$317	$292	8%	$257	$292	(12)%
S&P Capital IQ (b)	270	260	4%	31	30	3%
S&P Dow Jones Indices (c)	27	26	4%	103	84	22%
Commodities Markets (d)	130	119	10%	11	10	8%
Commercial Markets (e)	38	41	(9)%	85	90	(5)%
Intersegment elimination	(19)	(18)	10%	—	—
Total revenue	$763	$720	6%	$487	$506	(4)%

	Twelve Months
S&P Ratings (a)	$1,239	$1,131	10%	$1,035	$903	15%
S&P Capital IQ (b)	1,056	1,014	4%	114	110	4%
S&P Dow Jones Indices (c)	103	87	19%	390	301	30%
Commodities Markets (d)	500	449	11%	50	40	25%
Commercial Markets (e)	156	165	(5)%	308	319	(3)%
Intersegment elimination	(76)	(69)	11%	—	—
Total revenue	$2,978	$2,777	7%	$1,897	$1,673	13%

(a)	Non-transaction revenue is primarily related to annual fees for frequent issuer programs and surveillance, while transaction revenue is related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates. Non-transaction revenue also includes an intersegment revenue elimination, which mainly consists of the royalty of $18 million and $72 million for the three and twelve months ended December 31, 2013, respectively and $18 million and $69 million for the three and twelve months ended December 31, 2012, respectively, charged to S&P Capital IQ for the rights to use and distribute content and data developed by S&P Ratings.

(b)	Subscription revenue is related to credit ratings-related information products, S&P Capital IQ platform, investment research products and other data subscriptions, while non-subscription revenue is related to certain advisory, pricing and analytical services.

(c)	Subscription revenue is related to data subscriptions, which support index fund management, portfolio analytics and research, while non-subscription revenue relates to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

(d)	Subscription revenue is related to Platts real-time news, market data, and price assessments, along with other print and digital information products, while non-subscription revenue is related to licensing of our proprietary market price data and price assessments to commodity exchanges, conference sponsorship, consulting engagements, and events.

(e)	Subscription revenue is related to print and digital information products primarily serving automotive and construction markets, while non-subscription revenue is related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Exhibit 7

McGraw Hill Financial

Domestic vs. International Revenue

Periods ended December 31, 2013 and 2012

(dollars in millions)

(unaudited)	Domestic			International
	2013	2012	% Change	2013	2012	% Change

	Three Months
S&P Ratings	$287	$318	(10)%	$287	$266	8%
S&P Capital IQ	194	190	2%	107	99	8%
S&P Dow Jones Indices	99	87	14%	31	23	33%
Commodities Markets	56	51	10%	85	78	9%
Commercial Markets	90	97	(8)%	33	34	(2)%
Intersegment elimination	(9)	(7)	22%	(10)	(10)	7%
Total revenue	$717	$736	(3)%	$533	$490	9%

	Twelve Months
S&P Ratings	$1,214	$1,102	10%	$1,060	$932	14%
S&P Capital IQ	767	749	2%	403	375	7%
S&P Dow Jones Indices	385	301	28%	108	87	24%
Commodities Markets	218	193	13%	332	296	12%
Commercial Markets	345	370	(7)%	119	114	4%
Intersegment elimination	(37)	(31)	20%	(39)	(38)	3%
Total revenue	$2,892	$2,684	8%	$1,983	$1,766	12%

Exhibit 8

McGraw Hill Financial

Non-GAAP Financial Information

Periods ended December 31, 2013 and 2012

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Twelve Months
	2013	2012
Cash provided by operating activities	$816	$747
Capital expenditures	(117)	(97)
Dividends and other payments paid to noncontrolling interests	(75)	(24)
Free cash flow	$624	$626

McGraw Hill Financial Organic Revenue1

(unaudited)	Three Months			Twelve Months
	2013	2012	% Change	2013	2012	% Change
Total Revenue	$1,250	$1,226	2%	$4,875	$4,450	10%
S&P Capital IQ Acquisitions	—	—		(12)	—
Dow Jones Indices	—	—		(58)	—
Aviation Week	—	(14)		(26)	(47)
S&P Capital IQ product closures and divestitures	—	(4)		(6)	(20)
Total Adjusted Revenue	$1,250	$1,208	3%	$4,773	$4,383	9%

Adjusted S&P Capital IQ Revenue

(unaudited)	Three Months			Twelve Months
	2013	2012	% Change	2013	2012	% Change
S&P Capital IQ	$301	$290	4%	$1,170	$1,124	4%
Acquisitions (Quanthouse and CMA)	—	—		(12)	—
Product closures and divestitures	—	(4)		(6)	(20)
Adjusted S&P Capital IQ	$301	$286	5%	$1,152	$1,104	4%

Adjusted Commodities & Commercial Markets Revenue

(unaudited)	Three Months			Twelve Months
	2013	2012	% Change	2013	2012	% Change
Commodities & Commercial Markets	$264	$260	2%	$1,014	$973	4%
Aviation Week	—	(14)		(26)	(47)
Adjusted Commodities & Commercial Markets	$264	$246	7%	$988	$926	7%

Commercial Markets	$123	$131	(6)%	$464	$484	(4)%
Aviation Week	—	(14)		(26)	(47)
Adjusted Commercial Markets	$123	$117	4%	$438	$437	—%

Adjusted S&P Dow Jones Indices Revenue and Adjusted Net Operating Profit

(unaudited)	Three Months			Twelve Months
	2013	2012	% Change	2013	2012	% Change
S&P Dow Jones Revenue				$493	$388	27%
Dow Jones Indices				(58)	—
Adjusted S&P Dow Jones Indices				$435	$388	12%

Adjusted Operating Profit	$50	$67	(24)%	$278	$234	19%
Income attributable to NCI	13	17		73	36
Adjusted Net Operating Profit	$37	$50	(26)%	$205	$198	4%

[1]	2013 revenue related to acquisitions is removed for those comparable periods in 2012 where we did not own the acquired business.